Exhibit 3.1
AMENDMENT
The Bylaws of Acapulco Restaurant of Ventura, Inc. are hereby amended as follows, effective as of June 7, 2004:
Article III, Section 2 shall be amended by changing Section 2 thereof so that, as amended, said section shall be read as follows:
“Section 2: The authorized number of directors shall be seven (7)...”